Exhibit 99.1

Tronox Responds to Complaint from the U.S. Federal Trade Commission
The company stands ready to demonstrate the pro-competitive merits of the proposed Cristal acquisition

FOR IMMEDIATE DISTRIBUTION

STAMFORD, Conn., July 10, 2018 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, has received notice that the U.S. Federal Trade Commission (“FTC”) has filed a complaint today against Tronox in the U.S. District Court in the District of Columbia. The complaint alleges that Tronox’s pending acquisition of the titanium dioxide (“TiO2“) business of Cristal would violate antitrust laws by significantly reducing competition in the North American market for chloride-process TiO2. Tronox has made repeated attempts to prompt this action by the FTC, which allows for the legality of the proposed acquisition to be decided expeditiously on its merits. It also provides the Company a forum to demonstrate how the proposed acquisition enhances the Company’s competitiveness on a global scale. The FTC’s decision to file a complaint against Tronox follows closely upon the receipt of conditional approval from the European Commission (“EC”) for the Cristal acquisition.  The EC’s approval is conditional only on Tronox divesting a paper-laminate grade of TiO2, which Tronox is expeditiously seeking to complete.

“This output-enhancing acquisition positions Tronox to become a leading TiO2 producer capable of succeeding in a fiercely competitive global market,” said Jeffry N. Quinn, president and chief executive officer of Tronox. “For months, we have urged the FTC to follow its ordinary procedure to determine the merits of the acquisition, the same procedure the Department of Justice uses for challenging unconsummated acquisitions and mergers. Instead, the FTC chose to challenge our transaction in a Part 3 Procedure before the FTC’s Administrative Law Judge, which would not result in a timely decision. Even so, during the Part 3 Procedure, I believe we convincingly demonstrated that the FTC’s objections to the Cristal transaction are entirely misplaced and that the transaction will benefit consumers through significantly increased production of TiO2 and efficiencies arising from our post-merger increased vertical integration. We now look forward to our long-awaited day in court and the opportunity to demonstrate how this transaction will benefit customers throughout North America and around the world.”

The transaction’s compelling economic rationale rests on the combined company’s ability to capture significant synergies and increase production, enabling it to better compete with global market leaders and lower-cost Chinese producers that continue to increase their presence in the global market, including North America.

Tronox first filed its Hart-Scott-Rodino notification form on March 14, 2017. The waiting period has been extended several times by agreement of the parties, including after the Company had fully complied with the FTC's Second Request. Tronox has fully and completely cooperated with the FTC, diligently responding to all questions and information requests, including producing more than one million pages of documents for its review.

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About Tronox
Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper and other everyday products. For more information, visit tronox.com.

About Cristal
Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal A. Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Media Contact: Melissa Zona
 +1 636.751.4057

Investor Contact: Brennen Arndt
  +1 203.705.3730